EXHIBIT 21

COMPUTER TASK GROUP, INCORPORATED

SUBSIDIARIES OF COMPUTER TASK GROUP, INCORPORATED

The following is a list of all of the subsidiaries of the Registrant as of December 31, 2014. All financial statements of such subsidiaries are included in the consolidated financial statements of the Registrant, and all of the voting securities of each subsidiary are wholly‑owned by the Registrant:

Subsidiary	State/Country or Jurisdiction of Incorporation
Computer Task Group of Delaware, Inc.	Delaware
CTG of Buffalo, Inc.	New York
Computer Task Group (Holdings) Ltd.	United Kingdom
Computer Task Group of Kansas, Inc. (a subsidiary of Computer Task Group (Holdings) Ltd.)	Missouri
Computer Task Group of Canada, Inc.	Canada
Computer Task Group International, Inc.	Delaware
Computer Task Group Europe B.V. (a subsidiary of Computer Task Group International, Inc.)	The Netherlands
Computer Task Group (U.K.) Ltd. (a subsidiary of Computer Task Group Europe B.V.)	United Kingdom
Computer Task Group Belgium N.V. (a subsidiary of Computer Task Group Europe B.V.)	Belgium
CTG ITS S.A. (a subsidiary of Computer Task Group IT Solutions, S.A.)	Belgium
Computer Task Group of Luxembourg PSF (a subsidiary of Computer Task Group, Incorporated)	Luxembourg
Computer Task Group IT Solutions, S.A. (a subsidiary of Computer Task Group Luxembourg PSF.)	Luxembourg
e-trinity N.V. (a subsidiary of Computer Task Group Belgium N.V.)	Belgium
Quality4Care B.V.B.A. (a subsidiary of e-trinity N.V.)	Belgium